Exhibit 99.1

Myriad Pharmaceuticals Formally Adopts Its Name Change to Myrexis, Inc.

Effective July 1, 2010

SALT LAKE CITY, June 30, 2010 (GLOBE NEWSWIRE) — Effective July 1, Myriad Pharmaceuticals, Inc. (Nasdaq:MYRX) will change its name to Myrexis, Inc. The name change was previously approved by the Company’s shareholders at a special meeting held on April 22, 2010. The Company’s Common Stock will continue to trade on the Nasdaq Global Market stock exchange under the symbol MYRX.

Myrexis was spun out of Myriad Genetics and established as an independent, publically traded company on July 1, 2009. The Company recently implemented strategic initiatives that will focus efforts on its extensive oncology pipeline and extend its estimated cash runway beyond 2013.

“We recently announced several initiatives to define our strategy as an innovative and exciting biotechnology company focused on oncology. As we firmly establish our own corporate identity, this name change is, symbolically, the final step in our separation from Myriad Genetics,” commented Adrian Hobden Ph.D., President and CEO of Myrexis. “The Company recently presented promising data on Azixa in melanoma and glioblastoma multiforme at ASCO and we look forward to reporting advances for our novel Hsp90 inhibitor, MPC-3100, and our novel Cancer Metabolism Inhibitor, MPC-9528, during the second half of the year. We believe that the progress across our entire oncology portfolio reflects Myrexis’ strategy to develop cancer therapeutics that provide fundamental improvements in patient care.”

The Company has three novel cancer compounds in pre-clinical and clinical development, including, Azixa™ which is advancing in its phase 2 clinical program and is expected to include a two-armed temozolomide combination study for the treatment of glioblastoma multiforme; MPC-3100 the Company’s orally bioavailable Hsp90 inhibitor, currently in Phase 1; and MPC-9528 its novel Cancer Metabolism Inhibitor (CMI), recently designated as an IND-candidate. The Company is actively pursuing co-development and co-commercialization partnerships for all three oncology programs. In addition, Myrexis has programs in HIV infection and autoimmune disease that are available for out-licensing.

About Myrexis, Inc.

Myrexis, Inc. is a biotechnology company focused on discovering, developing, and commercializing novel treatments for cancer. Our pipeline includes clinical and pre-clinical product candidates with distinct mechanisms of action and novel chemical structures that have the potential to be first-in-class and/or best-in-class therapeutics. For more information, please visit www.myrexis.com.

The Myrexis, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=6327

The Myriad Pharmaceuticals, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=7689

Azixa, Myrexis and the Myrexis Inc. logo are trademarks or registered trademarks of Myrexis, Inc. in the United States and foreign countries.

About AzixaTM (verubulin, MPC-6827)

Azixa, the Company’s most advanced cancer drug candidate is being developed for the treatment of advanced cancers with brain involvement. Azixa is a novel small molecule that acts as a microtubule destabilizing agent, causing an arrest of cell division with subsequent programmed cell death in cancer cells. Several currently marketed clinically effective drugs share the identical mechanism of action. Importantly, Azixa has two unique characteristics. In non-clinical studies, Azixa has demonstrated the ability to effectively cross the blood-brain barrier and accumulate in the brain at levels as much as 3000% that in plasma. In addition, Azixa does not appear to be subject to multiple drug resistance (MDR) mechanisms.

Azixa represents a unique therapeutic opportunity with the potential to treat patients with primary or secondary (metastatic) brain cancer or any cancer that has developed resistance to conventional chemotherapeutics.

Azixa is currently being evaluated in three Phase 2 trials. The Company has recently reported results from two of these Phase 2 trials of Azixa, in metastatic melanoma in combination with temozolomide and in recurrent glioblastoma (“GBM”) in combination with carboplatin, at the American Society for Clinical Oncology (“ASCO”) meeting in Chicago. These studies demonstrate that Azixa was well tolerated when used in combination with either temozolomide or carboplatin with no dose adjustments being necessary. Furthermore, there was apparent additive benefit of the combinations. In the GBM trial, one patient has been in the trial for more than 16 months and may have a complete response.

About MPC-3100

MPC-3100 is a potential best-in-class, fully-synthetic, orally bio-available Heat shock protein 90 (Hsp90) inhibitor that is currently being evaluated in a Phase 1 clinical trial to investigate safety, tolerability and pharmacokinetics. The results of this study are expected in the second half of 2010.

Hsp90 is an exciting new target for the treatment of a broad range of cancers. An early class of Hsp90 inhibitors which were derived from natural products demonstrated activity in several human cancer clinical studies, including studies of Her2+ breast cancer, multiple myeloma and gastric cancers. However, these compounds have also demonstrated significant hepatic toxicity which has limited their clinical utility to date. Unlike these molecules, MPC-3100 is a fully synthetic, small molecule that is orally bio-available and has very encouraging non-clinical safety and efficacy data. MPC-3100 has the potential to treat a wide range of cancers.

The Phase 1 study has achieved drug levels in patients which exceed the efficacious levels obtained in non-clinical studies without evident safety issues. The Company has also reported significant induction Hsp70 expression, a biomarker and biochemical indicator of MPC-3100 activity, in patients. The Company has an issued composition of matter patent on MPC-3100.

Hsp90 is a chaperone protein that plays an important role in regulating the activity and function of numerous signaling proteins, or client proteins, that trigger and maintain proliferation of cancer cells. Important client proteins in cancer cells include steroid hormone receptors, protein kinases, mutant p53, Her2 and telomerase. Hsp90 binds and stabilizes these oncogenes while inhibition of Hsp90 leads to their degradation.

About MPC-9528

MPC-9528, formerly MPI-0486348 is a therapeutic candidate from the Company’s CMI program. Its molecular target is nicotinamide phosphoribosyltransferase (Nampt). Early results characterizing the target and MPC-9528 were presented at AACR in April 2010. Based on the data, the Company expects to complete pre-clinical studies of MPC-9528 in 2010 and advance the candidate into human clinical studies.

Nampt catalyzes the first step in the synthesis of NAD from nicotinamide and was validated by the Company as a promising anti-cancer target by utilizing its proprietary chemical proteomics platform. Many cancer cells are highly-dependent on maintaining high levels of NAD due to increased energy requirements and elevated activity of NAD consuming enzymes. In turn, this makes the cancer cells very sensitive to inhibition of Nampt. MPC-9528 is potently tumoricidal to a broad spectrum of cancer cells. MPC-9528 is also highly orally bio-available and causes significant tumor regressions in pre-clinical colon cancer models with both daily and intermittent dosing schedules.

The NAD biochemical pathway has been extensively characterized and the basic metabolic functions of NAD and Nampt are well understood. Nampt inhibition by MPC-9528 presents a unique opportunity to combine the drug-candidate with a companion diagnostic, which can identify patients most likely to benefit from MPC-9528 treatment. Current estimates are that the companion diagnostic would identify about 40% of all cancer patients as candidates for treatment with MPC-9528. The Company’s Nampt inhibitor, MPC-9528, is a potential best-in-class treatment targeting aberrant cancer cell metabolism.

Forward Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to the expected results of our strategic initiatives to focus our efforts on our oncology pipeline and to extend our cash runway beyond 2013, the intended expansion of the Azixa clinical program, and the expected timing of results and development of our drug candidates. These “forward-looking statements” are based on management’s current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to those factors discussed under the heading “Risk Factors” contained in our Form 10-K, for the year ended June 30, 2009, which was filed with the Securities and Exchange Commission on September 28, 2009, as well as any updates to those risk factors filed from time to time in our Quarterly Reports on Form 10-Q or Current Reports on Form 8-K. All information in this press release is as of the date of the release, and we undertake no duty to update this information unless required by law.